UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):            April 9, 2007

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-03439	36-2041256
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 North Michigan Avenue Chicago, Illinois 60601
(Address of principal executive offices)
(Zip Code)

(312) 346-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.04.                                          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 9, 2007, Smurfit-Stone Container Enterprises, Inc. (the “Company”), a wholly owned subsidiary of Smurfit-Stone Container Corporation, called for redemption all of its outstanding 9 3/4% Senior Notes due 2011 (the “Notes”). The Notes were issued pursuant to an Indenture, dated as of January 25, 2001 and as supplemented to date (the “Indenture”), by and between the Company and The Bank of New York, as Trustee. On April 9, 2007, the Trustee mailed a notice of redemption to the registered holders of the Notes, in accordance with the terms of the Indenture. As of the date hereof, the aggregate principal amount of Notes outstanding is approximately $101.6 million. In accordance with the Indenture, the Notes will be redeemed on May 9, 2007 (the “Redemption Date”) at a redemption price of $1,032.50 per $1,000 principal amount of Notes outstanding, which will result in an aggregate redemption price of approximately $104.9 million. On the Redemption Date, the Company will also pay accrued and unpaid interest of $26.54 per $1,000 principal amount of Notes outstanding, or approximately $2.7 million in the aggregate. Interest on the Notes will cease to accrue on and after the Redemption Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 11, 2007

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

		By:	/s/ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Senior Vice President, Secretary, and General Counsel